                                                                    EXHIBIT 12.1

                                    AIRTOUCH
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                             THREE MONTHS
                                                ENDED                FOR THE YEAR ENDED DECEMBER 31,
                                              MARCH 31,     --------------------------------------------------
                                                 1996        1995       1994       1993       1992       1991
                                             ------------   ------     ------     ------     ------     ------
                                                                   (DOLLARS IN MILLIONS)
EARNINGS
Reported pre-tax income before cumulative
  effect of accounting change..............     $ 93.6      $245.0     $206.4     $107.9     $ 14.4     $ 92.9
  Add back:
    Minority interests in the income of
      consolidated wireless systems........        8.5        36.5       16.3       46.4       45.5       45.2
    Equity in net losses, net of income, of
      less-than-fifty-percent-owned
      unconsolidated wireless systems......        2.7        28.2       11.2       29.8       30.4       14.4
    Distributed income of
      less-than-fifty-percent-owned
      unconsolidated wireless systems......        0.0         1.7        1.1        8.7        7.8        0.0
    Fixed charges included in reported
      pre-tax income.......................       13.3        32.6       24.5       34.5       64.3       46.8
                                                ------      ------     ------     ------     ------     ------
         Total.............................     $118.1      $344.0     $259.5     $227.3     $162.4     $199.3
                                                ======      ======     ======     ======     ======     ======
FIXED CHARGES
Total interest on debt.....................     $ 17.3      $ 28.2     $ 10.7     $ 25.8     $ 56.5     $ 49.2
 1/3 operating rental expense..............        4.9        19.6       14.2       12.4       11.4        9.2
                                                ------      ------     ------     ------     ------     ------
         Total.............................     $ 22.2      $ 47.8     $ 24.9     $ 38.2     $ 67.9     $ 58.4
                                                ======      ======     ======     ======     ======     ======
RATIO OF EARNINGS TO FIXED CHARGES.........        5.3         7.2       10.4        6.0        2.4        3.4
                                                ======      ======     ======     ======     ======     ======
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